Registration No.

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                                    PDI, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                                 22-2919486
   (State or Other Jurisdiction of          (I.R.S. Employer Identification No.)
   Incorporation or Organization)

                          Saddle River Executive Centre
                                1 Route 17 South
                         Saddle River, New Jersey 07458
                                 (201) 258-8450
               (Address, Including Zip Code, and Telephone Number
                  of Registrant's Principal Executive Offices)

                                 ---------------

                       2004 Stock Award and Incentive Plan
                            (Full Title of the Plan)

                                 ---------------

                                Beth R. Jacobson
        Executive Vice President, General Counsel and Corporate Secretary
                                    PDI, Inc.
                          Saddle River Executive Centre
                                1 Route 17 South
                         Saddle River, New Jersey 07458
                                 (201) 258-8450
                      (Name, Address and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
                                                        Proposed Maximum    Proposed Maximum     Amount of
     Title of Securities To Be         Amount To Be      Offering Price    Aggregate Offering   Registration
             Registered               Registered (1)     Per Share (2)          Price (3)           Fee
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per         1,329,132           $19.98         $17,860,442           $2,102.17
share                                     shares

(1) Pursuant to Instruction E of Form S-8 and the telephonic interpretation of the Securities and Exchange Commission (the "SEC") set forth at pages
     123-124 of the Division of Corporation Finance's Manual of Publicly Available Telephone Interpretations, dated July 1997 (see G. Securities Act Forms, No. 89 ("Interpretation 89")), 29,211 shares out of the 1,329,132 shares registered hereby are being carried forward from a registration statement filed on August 12, 1998 (File No. 333-61231) (the "1998 Form S-8"), in connection with the 1998 Stock Option Plan and 406,005 shares out of the 1,329,132 shares registered hereby are being carried forward from a registration statement filed on May 9, 2001 (File No. 333-60512) (the "2000 Form S-8"), in connection with the PDI Inc. 2000 Omnibus Incentive Compensation Plan, each a predecessor plan to the PDI Inc. 2004 Stock Award and Incentive Plan described herein. A total registration fee of $4,057.60 has been paid with respect to the 1998 Form S-8 and a total registration fee of $27,666 has been paid with respect to the 2000 Form S-8. Pursuant to Instruction E of Form S-8 and Interpretation 89, no additional registration fee is due with respect to the 435,216 shares registered hereby that are being carried forward.

     This registration statement, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), covers any additional shares of common stock, par value $.01 per share ("Common Stock"), of PDI, Inc. (the "Registrant"), which become issuable under the 2004 Stock Award and
     Incentive Plan by reason of any stock dividend, stock split, recapitalization, exchange of shares or other similar transaction effected without receipt of consideration which results in an increase in the number of shares of Common Stock outstanding.

(2) The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Act and is based on the average of the high and low prices for the Common Stock on the NASDAQ National Market System on March 9, 2005 of $19.98 per share.

(3) The proposed maximum aggregate offering price is calculated based on the 893,916 shares of Common Stock not being carried forward from the 1998 Form S-8 or the 2000 Form S-8.


================================================================================

                                EXPLANATORY NOTE

         The Registrant has prepared this  registration  statement in accordance with the requirements of Form S-8 under the Act, to register shares of its Common Stock pursuant to its 2004 Stock Award and Incentive Plan. Under cover of this Form S-8 is a reoffer prospectus that the Registrant prepared in accordance with Part I of Form S-3 under the Act. The reoffer prospectus may be utilized for reofferings and resales of up to 1,329,132 shares of common stock acquired by the prospective selling stockholders under the 2004 Stock Award and Incentive Plan. (In the event of a future anti-dilution adjustment relating to the number of shares issuable upon exercise of the options, the number of shares set forth in the reoffer prospectus will be appropriately adjusted.) The reoffer prospectus does not contain all the information set forth in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in the reoffer prospectus as to the contents of any agreement, instrument or other document are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

REOFFER PROSPECTUS

                                1,329,132 Shares

                                    PDI, Inc.

                                  Common Stock

         This reoffer prospectus relates to 1,329,132 shares of common stock, par value $.01 per share, of PDI, Inc., or PDI, that may be offered for sale from time to time by the selling stockholders named herein or in a supplement to this reoffer prospectus. The selling stockholders may acquire the common stock in connection with PDI's 2004 Stock Award and Incentive Plan (the "Stock Plan"). We will not receive any proceeds from the sale of shares of common stock by any selling stockholder.

         You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision. The prospectus supplement will describe the means of distribution for any shares of common stock sold by the selling stockholders. For general information about the distribution of the common stock offered, please see "Plan of Distribution" in this prospectus.

         PDI's common stock is listed on the NASDAQ National Market System under the trading symbol "PDII".

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Reoffer Prospectus is March 14, 2005.

                                TABLE OF CONTENTS

THE COMPANY....................................................................1

RISK FACTORS...................................................................1

USE OF PROCEEDS...............................................................10

SELLING STOCKHOLDERS..........................................................10

PLAN OF DISTRIBUTION..........................................................10

LEGAL MATTERS.................................................................11

EXPERTS.......................................................................11

AVAILABLE INFORMATION.........................................................11

DOCUMENTS INCORPORATED BY REFERENCE...........................................11

INDEMNIFICATION...............................................................12

         You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate only as of their respective dates and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

         Unless otherwise stated or the context otherwise requires, references in this prospectus to "we," "us," and "our" refer to PDI, Inc. and its subsidiaries as a consolidated entity, while references to "PDI" refer only to PDI, Inc. on a non-consolidated basis.

                                   THE COMPANY

      We are a diversified sales and marketing services company serving the biopharmaceutical and medical devices and diagnostics (MD&D) industries.

      We create and execute sales and marketing programs intended to improve the profitability of biopharmaceutical and MD&D products. We do this by working with companies who recognize our ability to add value to their products and maximize their sales performance. We have a variety of agreement types that we enter into with our clients. In these agreements, we leverage our experience in sales, medical education and marketing research to help our partners and clients meet strategic and financial objectives.

      We have assembled our commercial capabilities through organic growth, acquisitions, and internal expansion. These capabilities can be applied on a stand-alone or integrated basis. This flexibility enables us to provide a wide range of marketing and promotional options that can benefit many different products throughout the various stages of their life cycles.

      It is important for us to form strong relationships with companies within the biopharmaceutical and MD&D industries. Our focus is to achieve operational excellence that delivers the desired product sales results.

      We are among the leaders in outsourced sales and marketing services in the U.S. We have designed and implemented programs for many of the major pharmaceutical companies serving the U.S. market. Our clients include AstraZeneca PLC (AstraZeneca), GlaxoSmithKline PLC (GSK), Novartis Pharmaceutical Corporation (Novartis), Pfizer Inc. (Pfizer) and Sanofi-Aventis AG (Sanofi-Aventis), as well as many small and specialty pharmaceutical companies. Our relationships are built on consistent performance and program results.

                  Our clients engage us on a contractual basis to design and implement promotional programs for both prescription and over-the-counter products. The programs are designed to increase product sales and are tailored to meet the specific needs of the product and the client. These services are provided predominantly on a fee for service basis. Occasionally, there is an opportunity for us to earn incentives if we meet or exceed predetermined performance targets. Contracts may also be terminated for cause, or we may incur specific penalties if we fail to meet stated performance benchmarks.

                                  RISK FACTORS

         Prospective investors should carefully review the following factors together with the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement prior to making an investment decision.

         In addition to the other information provided in our reports, you should carefully consider the following factors in evaluating our business, operations and financial condition. Additional risks and uncertainties not presently known to us, that we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general, such as competitive conditions, may also impair our business operations. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition and results of operations. You should also refer to the other information included in this prospectus.

OUR SERVICE BUSINESSES DEPEND ON EXPENDITURES BY COMPANIES IN THE LIFE SCIENCES INDUSTRIES.

      Our service revenues depend on promotional, marketing and sales expenditures by companies in the life sciences industries, including the pharmaceutical, MD&D and biotechnology industries. Promotional, marketing and sales expenditures by pharmaceutical manufacturers have in the past been, and could in the future be, negatively impacted by, among other things, governmental reform or private market initiatives intended to reduce the cost of pharmaceutical products or by governmental, medical association or pharmaceutical industry initiatives designed to regulate the manner in which pharmaceutical manufacturers promote their products. Furthermore, the trend in the life sciences industries toward consolidation may result in a reduction in overall sales and marketing expenditures and, potentially, a reduction in the use of contract sales and marketing services providers.

CHANGES IN OUTSOURCING TRENDS IN THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND GROWTH RATE.

      Our business and growth depend in large part on demand from the pharmaceutical and life sciences industries for outsourced marketing and sales services. The practice of many companies in these industries has been to hire outside organizations like us to conduct large sales and marketing projects. However, companies may elect to perform these services internally for a variety of reasons, including the rate of new product development and U.S. Food and Drug Administration (FDA) approval of those products, number of sales representatives employed internally in relation to demand for or the need to promote new and existing products, and competition from other suppliers. If these industries reduce their tendency to outsource these projects, our business, financial condition, results of operations and growth rate could be materially adversely affected.

MOST OF OUR SERVICE REVENUE IS DERIVED FROM A LIMITED NUMBER OF CLIENTS, THE LOSS OF ANY ONE OF WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

      Our revenue and profitability depend to a great extent on our relationships with a limited number of large pharmaceutical companies. In 2004, we had two major clients that accounted for approximately 42.0% and 21.0%, respectively, or a total of approximately 63.0%, of our service revenue. In 2003, our two major clients accounted for a total of approximately 66.5% of our service revenue. We are likely to continue to experience a high degree of client concentration, particularly if there is further consolidation within the pharmaceutical industry. The loss or a significant reduction of business from any of our major clients could have a material adverse effect on our business, financial condition and results of operations. For example, in December 2004, we announced a reduction in the aggregate number of representatives that we deployed for AstraZeneca. This reduction is expected to decrease revenue generated from AstraZeneca in 2005 by approximately $60.0 million as compared to revenues generated in 2004.

PRODUCT LIABILITY CLAIMS COULD HARM OUR BUSINESS.

      We could face substantial product liability claims in the event any of the pharmaceutical and medical device products we market now or in the future are alleged to cause negative reactions or adverse side effects or in the event any of these products causes injury, is alleged to be unsuitable for its intended purpose or is alleged to be otherwise defective. For example, we have been named in numerous lawsuits as a result of our detailing of Baycol(R) on behalf of Bayer Corporation (Bayer). Product liability claims, regardless of their merits, could be costly and divert management's attention, or adversely affect our reputation and the demand for our products. Although we currently have product liability insurance in the aggregate amount of $10.0 million, we cannot assure you that our insurance will be sufficient to cover fully all potential claims. Also, adequate insurance coverage might not be available in the future at acceptable costs, if at all.

IF WE DO NOT MEET PERFORMANCE GOALS SET IN OUR INCENTIVE-BASED AND REVENUE SHARING ARRANGEMENTS, OUR PROFITS COULD SUFFER.

      We sometimes enter into incentive-based and revenue sharing arrangements with pharmaceutical companies. Under incentive-based arrangements, we are typically paid a fixed fee and, in addition, have an opportunity to increase our earnings based on the market performance of the products being detailed in relation to targeted sales volumes, sales force performance metrics or a combination thereof. Additionally, certain of our service contracts may contain penalty provisions pursuant to which our fees may be significantly reduced if we do not meet certain performance metrics, for example number and timing of sales calls, physician reach, territory vacancies and/or sales representative turnover. Under revenue sharing arrangements, our compensation is based on the market performance of the products being detailed, usually expressed as a percentage of product sales. These types of arrangements transfer some market risk from our clients to us. In addition, these arrangements can result in variability in revenue and earnings due to seasonality of product usage, changes in market share, new product introductions, overall promotional efforts and other market related factors. As an example, in October 2001, we entered into an agreement with Eli Lilly to copromote Evista(R) in the U.S. under which we were to receive payments once product net sales exceeded a pre-determined baseline. The net sales of Evista were insufficient for us to achieve our revenue and profit goals and as a result we incurred an operating loss for 2002 of $35.1 million on this contract, consisting of $28.9 million from operating activities and $6.2 million in unused sales force capacity. This contract was terminated effective December 31, 2002.

OUR SERVICE CONTRACTS ARE GENERALLY SHORT-TERM AGREEMENTS AND ARE CANCELABLE AT ANY TIME, WHICH MAY RESULT IN LOST REVENUE AND ADDITIONAL COSTS AND EXPENSES.

      Our service contracts are generally for a term of one to three years (certain of our operating entities have contracts of shorter duration) and many may be terminated by the client at any time for any reason. Additionally, certain of our clients have the ability to significantly reduce the number of representatives we deploy on their behalf. For example, as discussed above, as a result of the reduction in the number of representatives we deployed for AstraZeneca and the early termination of our fee for service contract arrangement with Novartis, we expect to generate approximately $60.0 million less revenue from our AstraZeneca relationship in 2005 than we realized in 2004, and $28.9 million of originally anticipated revenue associated with the Novartis contract in 2004 was not realized. The termination or significant reduction of a contract by one of our major clients not only results in lost revenue, but also may cause us to incur additional costs and expenses. All of our sales representatives are employees rather than independent contractors. Accordingly, when a contract is significantly reduced or terminated, unless we can immediately transfer the related sales force to a new program, we must either continue to compensate those employees, without realizing any related revenue, or terminate their employment. If we terminate their employment, we may incur significant expenses relating to their termination. The loss, termination or significant reduction of a large contract or the loss of multiple contracts could have a material adverse effect on our business, financial condition and results of operations.

WE MAY MAKE ACQUISITIONS IN THE FUTURE WHICH MAY LEAD TO DISRUPTIONS TO OUR ONGOING BUSINESS.

      Historically, we have made a number of acquisitions and will continue to review new acquisition opportunities. If we are unable to successfully integrate an acquired company, the acquisition could lead to disruptions to our business. The success of an acquisition will depend upon, among other things, our ability to:

o    assimilate the operations and services or products of the acquired company;

o    integrate new personnel due to the acquisition;

o    retain and motivate key employees;

o    retain customers; and

o minimize the diversion of management's attention from other business concerns.

      In the event that the operations of an acquired business do not meet our performance expectations, we may have to restructure the acquired business or write-off the value of some or all of the assets of the acquired business, including goodwill and other intangible assets identified at time of acquisition.

WE AND TWO OF OUR OFFICERS ARE DEFENDANTS IN A CLASS ACTION SHAREHOLDER LAWSUIT WHICH COULD DIVERT OUR TIME AND ATTENTION FROM MORE PRODUCTIVE ACTIVITIES.

      Beginning on January 24, 2002, several purported class action complaints were filed in the U.S. District Court for the District of New Jersey, against us and certain of our officers on behalf of persons who purchased our common stock during the period between May 22, 2001 and August 12, 2002. On May 23, 2002, the court consolidated these suits into a single class action lawsuit. We believe that meritorious defenses exist to the allegations asserted in this lawsuit and we intend to vigorously defend this action. Although we currently maintain director and officer liability insurance coverage, there is no assurance that we will continue to maintain such coverage or that any such coverage will be adequate to offset potential damages.

OUR FAILURE, OR THAT OF OUR CLIENTS, TO COMPLY WITH APPLICABLE HEALTHCARE REGULATIONS COULD LIMIT, PROHIBIT OR OTHERWISE ADVERSELY IMPACT OUR BUSINESS ACTIVITIES.

      Various laws, regulations and guidelines established by government, industry and professional bodies affect, among other matters, the provision of, licensing, labeling, marketing, promotion, sale and distribution of healthcare services and products, including pharmaceutical and MD&D products. In particular, the healthcare industry is governed by various federal and state laws pertaining to healthcare fraud and abuse, including prohibitions on the payment or acceptance of kickbacks or other remuneration in return for the purchase or lease of products that are paid for by Medicare or Medicaid.
Sanctions for violating these laws include civil and criminal fines and penalties and possible exclusion from Medicare, Medicaid and other federal or state healthcare programs. Although we believe our current business arrangements do not violate these federal and state fraud and abuse laws, we cannot be certain that our business practices will not be challenged under these laws in the future or that a challenge would not have a material adverse effect on our business, financial condition and results of operations. Our failure, or the failure of our clients, to comply with these laws, regulations and guidelines, or any change in these laws, regulations and guidelines may, among other things, limit or prohibit our business activities or those of our clients, subject us or our clients to adverse publicity, increase the cost of regulatory compliance and insurance coverage or subject us or our clients to monetary fines or other penalties.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND OUR FAILURE TO ADDRESS COMPETITIVE DEVELOPMENTS PROMPTLY WILL LIMIT OUR ABILITY TO RETAIN AND INCREASE OUR MARKET SHARE.

      Our primary competitors for sales and marketing services include in-house sales and marketing departments of pharmaceutical companies, other contract sales organizations (CSOs) and medical education and marketing research providers. There are relatively few barriers to entry in the businesses in which we compete and, as the industry continues to evolve, new competitors are likely to emerge. Many of our current and potential competitors are larger than we are and have substantially greater capital, personnel and other resources than we have. Increased competition may lead to competitive practices that could have a material adverse effect on our market share, our ability to source new business opportunities, our business, financial condition and results of operations.

OUR STOCK PRICE IS VOLATILE AND COULD BE FURTHER AFFECTED BY EVENTS NOT WITHIN OUR CONTROL. IN 2004, OUR STOCK TRADED AT A LOW OF $18.94 AND A HIGH OF $33.23. IN 2003, OUR STOCK TRADED AT A LOW OF $6.86 AND A HIGH OF $31.71.

      The market for our common stock is volatile. The trading price of our common stock has been and will continue to be subject to:

o    volatility in the trading markets generally;

o    significant fluctuations in our quarterly operating results;

o    announcements regarding our business or the business of our competitors;

o    industry developments;

o    regulatory developments;

o    changes in revenue mix;

o changes in revenue and revenue growth rates for us and for our industry as a whole; and

o statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate.

OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY VARY, WHICH MAY CAUSE THE PRICE OF OUR COMMON STOCK TO FLUCTUATE.

      Our quarterly operating results may vary as a result of a number of factors, including:

o    the commencement, delay, cancellation or completion of programs;

o    regulatory developments;

o    uncertainty   related  to  compensation  based  on  achieving   performance
     benchmarks;

o    the mix of services provided;

o the mix of programs -- i.e., contract sales, medical education, marketing research;

o the timing and amount of expenses for implementing new programs and services and acquiring license rights for products;

o    the accuracy of estimates of resources required for ongoing programs;

o    the timing and integration of acquisitions;

o    changes in regulations related to pharmaceutical companies; and

o    general economic conditions.

      In addition, in the case of revenue related to service contracts, we recognize revenue as services are performed, while program costs, other than training costs, are expensed as incurred. As a result, during the first two to three months of a new contract, we may incur substantial expenses associated with implementing that new program without recognizing any revenue under that contract. This could have a material adverse impact on our operating results and the price of our common stock for the quarters in which these expenses are incurred. For these and other reasons, we believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Fluctuations in quarterly results could materially adversely affect the market price of our common stock in a manner unrelated to our long-term operating performance.

WE MAY REQUIRE  ADDITIONAL  FUNDS IN ORDER TO IMPLEMENT  OUR  EVOLVING  BUSINESS
MODEL.

      We may require additional funds in order to:

o    pursue other business opportunities or meet future operating requirements;

o    develop incremental marketing and sales capabilities;

o    acquire other services businesses;

o license or acquire additional pharmaceutical or medical device products or technologies; and/or

o    pursue regulatory approvals.

      We may seek additional funding through public or private equity or debt financing or other arrangements with collaborative partners. If we raise additional funds by issuing equity securities, further dilution to existing stockholders may result. In addition, as a condition to providing us with additional funds, future investors may demand, and may be granted, rights superior to those of existing stockholders. We cannot be sure, however, that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms. If adequate additional funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our growth strategies.

IF WE ARE UNABLE TO ATTRACT KEY EMPLOYEES AND CONSULTANTS, WE MAY BE UNABLE TO SUPPORT THE GROWTH OF OUR BUSINESS.

      Successful execution of our business strategy depends, in large part, on our ability to attract and retain qualified management, marketing and other personnel with the skills and qualifications necessary to fully execute our programs and strategy. Competition for personnel among companies in the pharmaceutical industry is intense and we cannot assure you that we will be able to continue to attract or retain the personnel necessary to support the growth of our business.

OUR BUSINESS MAY SUFFER IF WE FAIL TO ATTRACT AND RETAIN QUALIFIED SALES REPRESENTATIVES.

      The success and growth of our business depends on our ability to attract and retain qualified pharmaceutical sales representatives. There is intense competition for pharmaceutical sales representatives from CSOs and pharmaceutical companies. On occasion, our clients have hired the sales representatives that we trained to detail their products. We cannot be certain that we can continue to attract and retain qualified personnel. If we cannot attract and retain qualified sales personnel, we will not be able to expand our teams business and our ability to perform under our existing contracts will be impaired.

OUR BUSINESS WILL SUFFER IF WE LOSE CERTAIN KEY MANAGEMENT PERSONNEL.

      The success of our business also depends on our ability to attract and retain qualified senior management, and financial and administrative personnel who are in high demand and who often have multiple employment options. Currently, we depend on a number of our senior executives, including Charles T. Saldarini, our chief executive officer and vice chairman of our board of directors, Steven K. Budd, our president, global sales and marketing services, and Bernard C. Boyle, our chief financial officer. The loss of the services of any one or more of these executives could have a material adverse effect on our business, financial condition and results of operations. Except for a $5 million key-man life insurance policy on the life of Mr. Saldarini and a $3 million policy on the life of Mr. Budd and life insurance policies on two other executives, we do not maintain and do not contemplate obtaining insurance policies on any of our employees.

OUR CONTROLLING STOCKHOLDER CONTINUES TO HAVE EFFECTIVE CONTROL OF US, WHICH COULD DELAY OR PREVENT A CHANGE IN CORPORATE CONTROL THAT MAY OTHERWISE BE BENEFICIAL TO OUR STOCKHOLDERS.

      John P. Dugan, our chairman, beneficially owns approximately 33.0% of our outstanding common stock. As a result, Mr. Dugan will be able to exercise substantial control over the election of all of our directors, and to determine the outcome of most corporate actions requiring stockholder approval, including a merger with or into another company, the sale of all or substantially all of our assets and amendments to our certificate of incorporation.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

      Our certificate of incorporation and bylaws include provisions, such as providing for three classes of directors, which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions may make it more difficult to remove our directors and management and may adversely affect the price of our common stock. In addition, our certificate of incorporation authorizes the issuance of "blank check" preferred stock. This provision could have the effect of delaying, deterring or preventing a future takeover or a change in control, unless the takeover or change in control is approved by our board of directors, even though the transaction might offer our stockholders an opportunity to sell their shares at a price above the current market price.


RISK FACTORS MORE CLOSELY ASSOCIATED WITH THE PPG SEGMENT OF OUR BUSINESS:

WE MAY CONTINUE TO REVIEW OPPORTUNITIES FOR THE PPG SEGMENT OF OUR BUSINESS, WHICH MAY INCLUDE COPROMOTION AND EXCLUSIVE DISTRIBUTION ARRANGEMENTS, AS WELL AS LICENSING AND BRAND OWNERSHIP OF PRODUCTS. WE CANNOT ASSURE YOU THAT WE CAN SUCCESSFULLY DEVELOP THIS BUSINESS.

      Notwithstanding the fact that we had only approximately $2.9 million in revenue from the PPG segment of our business in 2004, we may continue to review opportunities which may include copromotion, distribution arrangements, as well as licensing and brand ownership of products. These types of arrangements can significantly increase our operating expenditures in the short-term. Typically, these agreements require significant "upfront" payments, minimum purchase requirements, minimum royalty payments, payments to third parties for production, inventory maintenance and control, distribution services and accounts receivable administration, as well as sales and marketing expenditures. In addition, particularly where we license or acquire products before they are approved for commercial use, we may be required to incur significant expense to gain the required regulatory approvals. As a result, our working capital balance and cash flow position could be materially and adversely affected until the products in question become commercially viable, if ever. The risks that we face in developing the PPG segment of our business may increase in proportion with:

o    the number and types of products covered by these types of agreements;

o the applicable stage of the drug regulatory process of the products at the time we enter into these agreements; and

o    our control over the manufacturing, distribution and marketing processes.

      In December 2002, we acquired from Cellegy Pharmaceuticals, Inc. (Cellegy) the exclusive right to market and sell Fortigel(TM), a transdermal testosterone gel for the treatment of male hypogonadism in the U.S., Puerto Rico, Mexico and Canada. While we have entered into copromotion and exclusive distribution arrangements in the past, the license agreement we entered into with Cellegy on December 31, 2002 regarding Fortigel (the Cellegy License Agreement) was our first licensing arrangement. We paid an initial $15.0 million license fee and another $10.0 million incremental license fee milestone payment is due after the product has all FDA approvals (if such approvals are obtained) required to promote, sell and distribute the product in the U.S. If the drug is approved, in addition to paying Cellegy a royalty based on net sales, all of the costs associated with manufacturing the drug, distributing it, as well as sales and marketing expenditures would be our obligation. If additional testing is required after the drug is approved for sale in the U.S., the costs associated with those tests are our obligation as well. Furthermore, if we want to sell the drug in Mexico and Canada, we must fund the regulatory process in those countries.

      In July 2003,  Cellegy  received a letter from the FDA  rejecting  its New
Drug Application (NDA) for Fortigel. In December 2003, we filed a lawsuit against Cellegy as we believed they fraudulently induced us to enter the Cellegy License Agreement and for breaching certain obligations under the Cellegy License Agreement. (SEE the Risk Factor describing the Cellegy litigation in this section, below.) Cellegy has told us that, in the first quarter of 2005, it received FDA approval for the protocol parameters for a new Phase 3 study proposed by Cellegy to the FDA. We do not know when, or even whether, Cellegy will conduct such a new Phase 3 study, and cannot predict with any certainty whether the FDA will ultimately approve Fortigel for sale in the U.S.

WE ARE  INVOLVED  IN  LAWSUITS  WITH  CELLEGY  CONCERNING  THE  CELLEGY  LICENSE
AGREEMENT.

       On December 12, 2003, we filed a complaint against Cellegy in the U.S. District Court for the Southern District of New York. The complaint alleges that Cellegy fraudulently induced us to enter into the Cellegy License Agreement on December 31, 2002. The complaint also alleges claims for misrepresentation and breach of contract related to the Cellegy License Agreement. In the complaint, we seek, among other things, rescission of the Cellegy License Agreement and return of the $15.0 million we paid Cellegy. After we filed this lawsuit, also on December 12, 2003, Cellegy filed a complaint against us in the U.S. District Court for the Northern District of California. Cellegy's complaint seeks a declaration that Cellegy did not fraudulently induce us to enter the Cellegy License Agreement and that Cellegy has not breached its obligations under the Cellegy License Agreement. We are unable to predict the ultimate outcome of these lawsuits. The trial is scheduled to commence during the second quarter of 2005. Material legal expense has been and is expected to continue to be incurred in connection with this lawsuit; however, at this time we are not able to estimate the magnitude of the expense.

WE RELY ON THIRD PARTIES TO MANUFACTURE ALL OF OUR PRODUCTS AND SUPPLY RAW MATERIALS. OUR DEPENDENCE ON THESE THIRD PARTIES MAY RESULT IN UNFORESEEN DELAYS OR OTHER PROBLEMS BEYOND OUR CONTROL, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OUR REPUTATION.

      We do not manufacture any products and expect to continue to depend on third parties to provide us with sufficient quantities of products to meet demand. As a result, we cannot assure you that we will always have a sufficient supply of products on hand to satisfy demand or that the products we do have will meet our specifications. This risk is more acute in those situations where we have no control over the manufacturers. For example, the Cellegy License Agreement obligates us to purchase all quantities of the product from PanGeo Pharma Inc. (PanGeo), a third-party manufacturer with which we have no contractual relationship and to which Cellegy has granted exclusive manufacturing rights. If there are any problems with this contract manufacturer, the supply of product could be temporarily halted until either PanGeo is able to get their facilities back on-line or we are able to source another supplier for the product. This manufacturing shutdown could have a material impact on the future demand for the product and thus could have a material adverse effect on our business, financial condition and results of operations. Even if third-party manufacturers comply with the terms of their supply arrangements, we cannot be certain that supply interruptions will not occur or that our inventory will always be adequate. Numerous factors could cause interruptions in the supply of our finished products, including shortages in raw materials, strikes and transportation difficulties. Any disruption in the supply of raw materials or an increase in the cost of raw materials to our supplier could have a significant effect on its ability to supply us with products.

      In addition, manufacturers of products requiring FDA approval are required to comply with FDA mandated standards, referred to as good manufacturing practices, relating not only to the manufacturing process but to record-keeping and quality control activities as well. Furthermore, they must pass a pre-approval inspection of manufacturing facilities by the FDA and foreign authorities before obtaining marketing approval, and are subject to periodic inspection by the FDA and corresponding foreign regulatory authorities under reciprocal agreements with the FDA. These inspections may result in compliance issues that could prevent or delay marketing approval or require significant expenditures on corrective measures.

      If for any reason we are unable to obtain or retain our relationships with third-party manufacturers on commercially acceptable terms, or if we encounter delays or difficulties with contract manufacturers in producing or packaging our products, the distribution, marketing and subsequent sales of these products would be adversely affected, and we may have to seek alternative sources of supply. We cannot assure you that we will be able to maintain our existing manufacturing relationships or enter into new ones on commercially acceptable terms, if at all.

OUR LICENSE AGREEMENTS MAY REQUIRE US TO MAKE MINIMUM PAYMENTS TO THE LICENSOR, REGARDLESS OF THE REVENUE DERIVED UNDER THE LICENSE, WHICH COULD FURTHER STRAIN OUR WORKING CAPITAL AND CASH FLOW POSITION. IN ADDITION, THESE AGREEMENTS MAY BE NONEXCLUSIVE OR MAY CONDITION EXCLUSIVITY ON MINIMUM SALES LEVELS.

      Under the Cellegy License Agreement, we are required to make certain minimum royalty payments to Cellegy once the product is approved by the FDA, assuming such an approval occurs. If the Cellegy product fails to gain market acceptance, we would still be required to make these minimum royalty payments. This would likely have a material adverse effect on our business, financial condition and results of operations. In addition, the Cellegy License Agreement requires us to satisfy certain minimum net sales requirements. If we fail to satisfy these minimum net sales requirements, under certain circumstances Cellegy may, at its option, convert our exclusive license to a nonexclusive license. This could mean that we would face increased competition from third parties with respect to the marketing and sale of the product.

WE MAY BE UNABLE TO SECURE OR ENFORCE ADEQUATE INTELLECTUAL PROPERTY RIGHTS TO PROTECT THE PRODUCTS OR TECHNOLOGIES WE ACQUIRE, LICENSE OR DEVELOP.

      Our ability to successfully commercialize newly branded products or technologies depends on our ability to secure and enforce intellectual property rights, generally patents, and we may be unable to do so. To obtain patent protection, we must be able to successfully persuade the U.S. Patent and Trademark Office and its foreign counterparts to issue patents on a timely basis and possibly in the face of third-party challenges. Even if we are granted a patent, our rights may later be challenged or circumvented by third parties. Likewise, a third-party may challenge our trademarks or, alternatively, use a confusingly similar trademark. The issuance of a patent is not conclusive as to its validity or enforceability and the patent life is limited. In addition, from time to time, we might receive notices from third parties regarding patent claims against us. These types of claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, and cause us to incur significant expenses. As a result of litigation over intellectual property rights, we may be required to stop selling a product, obtain a license from the owner to sell the product in question or use the relevant intellectual property, which we may not be able to obtain on favorable terms, if at all, or modify a product to avoid using the relevant intellectual property. A successful claim of infringement against us could have a material adverse effect on our business, financial condition and results of operations.

THE REGULATORY APPROVAL PROCESS IS EXPENSIVE, TIME CONSUMING AND UNCERTAIN AND MAY PREVENT US FROM OBTAINING REQUIRED APPROVALS FOR THE COMMERCIALIZATION OF DRUGS AND PRODUCTS THAT WE LICENSE OR ACQUIRE.

      In those potential situations where we license or acquire ownership of drugs or other medical or diagnostic equipment, the product in question may not yet be approved for sale to the public, in which case we may have the obligation to obtain the required regulatory approvals. The research, testing, manufacturing and marketing of drugs and other medical and diagnostic devices is heavily regulated in the U.S. and other countries. The regulatory clearance process typically takes many years and is extremely expensive. Despite the time and expense expended, regulatory clearance is never guaranteed. The FDA can delay, limit or deny approval of a drug for many reasons, including:

o    safety or efficacy;

o    inconsistent or inconclusive data or test results;

o failure to demonstrate compliance with the FDA's good manufacturing practices; or

o    changes in the approval process or new regulations.

THE FDA CONTINUES TO REGULATE THE SALE AND MARKETING OF DRUGS AND MEDICAL AND DIAGNOSTIC DEVICES EVEN AFTER THEY HAVE BEEN APPROVED FOR SALE TO THE PUBLIC. COMPLYING WITH THESE REGULATIONS MAY BE COSTLY AND OUR FAILURE TO COMPLY COULD LIMIT OUR ABILITY TO CONTINUE MARKETING AND DISTRIBUTING THESE PRODUCTS.

      Even after drugs have been approved for sale, the FDA continues to regulate their sale. These post-approval regulatory requirements may require further testing and/or clinical studies, and may limit our ability to market and distribute the product or may limit the use of the product. Under the Cellegy License Agreement, we are responsible for all post-approval regulatory compliance. If we fail to comply with the regulatory requirements of the FDA, we may be subject to one or more of the following administrative or judicially imposed sanctions:

o    warning letters;

o    civil penalties;

o    criminal penalties;

o    injunctions;

o    product seizure or detention;

o    product recalls;

o    total or partial suspension of production; and

o    FDA refusal to approve pending NDAs, or supplements to approved NDAs.

FDA APPROVAL DOES NOT GUARANTEE COMMERCIAL SUCCESS. IF WE FAIL TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED.

      Even if a product is approved for sale to the general public, its commercial success will depend on our marketing efforts and acceptance by the general public. The commercial success of any drug or medical or diagnostic device depends on a number of factors, including:

o    demonstration of clinical efficacy and safety;

o    cost;

o    reimbursement policies of large third-party payors;

o    competitive products;

o    convenience and ease of administration;

o    potential advantages over alternative treatment methods;

o    marketing and distribution support; and

o    successfully creating and sustaining demand.

      We cannot assure you that any of our future products will achieve commercial success, regardless of how effective they may be.

CONSOLIDATION OF THE WHOLESALE DISTRIBUTION NETWORK FOR PHARMACEUTICAL PRODUCTS COULD ADVERSELY IMPACT THE TERMS AND CONDITIONS OF OUR PRODUCT SALES.

      The distribution network for pharmaceutical products has recently experienced significant consolidation among wholesalers and chain stores. As a result, a few large wholesale distributors control a significant share of the market and we have less ability to negotiate price, return policies and other terms and  related  provisions  of the sale.  If our  distribution  of  products expands, some of these wholesalers and distributors may account for a significant portion of our product sales. Our inability to negotiate favorable terms and conditions for product sales to those wholesalers could have a material adverse effect on our business, financial condition and results of operations.

FAILURE TO OBTAIN ADEQUATE REIMBURSEMENT COULD LIMIT OUR ABILITY TO MARKET PRODUCTS.

Our ability to commercialize products, including licensed or acquired products, will depend in part on the reimbursements, if any, obtained from third-party payors such as government health administration authorities, private health insurers, managed care programs and other organizations. Third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for pharmaceutical products and medical devices. Cost control initiatives could decrease the price that we would receive for products and affect our ability to commercialize any product. Third-party payors also tend to discourage use of branded products when generic substitutes are available. As a result, reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product acquisition and development. If adequate reimbursement levels for either newly approved or branded products are not provided, our business, financial condition and results of operations could be materially and adversely affected.


                                 USE OF PROCEEDS

         All proceeds from the sale of the common stock offered hereby will be for the account of the selling stockholders. We will not receive any of the proceeds from the sale from time to time of the common stock offered hereby. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by any selling stockholder will be borne by such selling stockholder.

                              SELLING STOCKHOLDERS

         This prospectus covers possible sales by our officers, directors and affiliates of shares they acquire through exercise of stock options, restricted stock and other common stock-based awards granted under the Stock Plan. Non-affiliates that are not named in this prospectus holding the lesser of 1,000 shares or one percent of the shares issuable under the Stock Plan may use this prospectus to sell up to the lesser of 1,000 shares or one percent of the shares issuable under the Stock Plan. Information regarding the selling stockholders, including the number of shares offered for sale, will be set forth in a prospectus supplement to the extent required. The address of the selling stockholders is in care of PDI at Saddle River Executive Centre, 1 Route 17 South, Saddle River, New Jersey 07458.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock covered by this reoffer prospectus for the account of the selling stockholders.

         The  selling   stockholders   may  sell  the  shares  in  one  or  more
transactions (which may involve one or more block transactions) on the NASDAQ National Market System, in sales occurring in the public market of such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The selling stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). The selling stockholders will pay usual and customary brokerage fees. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer's commitment to the selling stockholders. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions.

         To our knowledge, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Certain of our executive officers participate in 10b5-1 plans that are administered by brokers or dealers. Upon the sale of any such shares, the selling stockholders or anyone effecting sales on behalf of the selling stockholders may be deemed an underwriter, as that term is defined under the Securities Act of 1933, as amended (the "Act").

         We will pay all costs relating to the registration of the shares of common stock and the preparation and reproduction of this reoffer prospectus. However, any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders or other party selling such shares. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

         In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.

                                  LEGAL MATTERS

         Beth R. Jacobson, who is giving an opinion regarding the legality of the securities registered hereby, is Executive Vice President, General Counsel and Corporate Secretary of PDI, Inc. As of March 11, 2005, Ms. Jacobson owned 6,250 restricted shares of PDI's common stock and options to purchase 35,000 shares of PDI's common stock.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of PDI, Inc. for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants.

                              AVAILABLE INFORMATION

         PDI is subject to the informational requirements of the Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including PDI. PDI's common stock is listed and traded on the NASDAQ National Market System.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows "incorporation by reference" into this prospectus of information that PDI files with the SEC. This permits PDI to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. PDI incorporates by reference the following documents that have been filed with the SEC:

o Registration Statement on Form 8-A, dated May 13, 1998, relating to registration of shares of PDI's common stock;

o    Annual Report on Form 10-K for the year ended December 31, 2004; and

o    Current Report on Form 8-K dated March 10, 2005.

         PDI incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

         PDI will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Beth R. Jacobson, Executive Vice President, General Counsel and Corporate Secretary, PDI, Inc., (telephone (201) 258-8450).

                                 INDEMNIFICATION

         PDI's Certificate of Incorporation provides for indemnification of its directors, officers, employees, and agents against all expenses, liabilities and losses, including attorneys' fees, judgments, fines, ERISA excise taxes (or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. In addition, Section 145 of the General Corporation Law of the State of Delaware provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for expenses, including counsel fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if in the case of other than derivative suits, the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation (and with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful). In the case of a derivative suit, a director, officer, employee or agent of the corporation who is not protected by the Certificate of Incorporation, may be indemnified by the corporation for expenses, including counsel fees, actually and reasonably incurred by the person in connection with defense or settlement of such action or suit if such person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which a director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a present or former director or officer who is successful on the merits in defense of a suit against such person.

         PDI also maintains directors' and officers' liability insurance. The specific terms and provisions of the insurance policies limit such coverage.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and persons controlling PDI pursuant to the foregoing provisions, or otherwise, PDI has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PDI of expenses incurred or paid by a director, officer or controlling person of PDI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PDI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The  following   documents  are   incorporated  by  reference  in  this
registration statement:

         (a) The Registrant's latest Annual Report on Form 10-K, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

         (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

         (c) The descriptions of the Common Stock that is contained in the Registrant's registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Beth R. Jacobson, who is giving an opinion regarding the legality of the securities registered hereby, is Executive Vice President, General Counsel and Corporate Secretary of the Registrant. As of March 11, 2005, Ms. Jacobson owned 6,250 restricted shares of Common Stock and options to purchase 35,000 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

         PDI's Certificate of Incorporation provides for indemnification of its directors, officers, employees, and agents against all expenses, liabilities and losses, including attorneys' fees, judgments, fines, ERISA excise taxes (or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. In addition, Section 145 of the General Corporation Law of the State of Delaware provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for expenses, including counsel fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if in the case of other than derivative suits, the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation (and with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful). In the case of a derivative suit, a director, officer, employee or agent of the corporation who is not protected by the Certificate of Incorporation, may be indemnified by the corporation for expenses, including counsel fees, actually and reasonably incurred by the person in connection with defense or settlement of such action or suit if such person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which a director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a present or former director or officer who is successful on the merits in defense of a suit against such person.

         PDI also maintains directors' and officers' liability insurance. The specific terms and provisions of the insurance policies limit such coverage.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and persons controlling PDI pursuant to the foregoing provisions, or otherwise, PDI has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PDI of expenses incurred or paid by a director, officer or controlling person of PDI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PDI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The  following   exhibits  are  filed  as  part  of  this  registration
statement.

Exhibit Number        Description
--------------------------------------------------------------------------------

        4.1 The Certificate of Incorporation of the Registrant (Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-46321, and incorporated herein by reference).

        4.2 Certificate of Amendment to the Certificate of Incorporation of the Registrant (Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated herein by reference).

        4.3 The Bylaws of the Registrant in effect on the date hereof (Filed as an exhibit to the Registrant's Registration Statement on Form S-1, Registration No. 333-46321, and incorporated herein by reference).

        4.4 2004 Stock Award and Incentive Plan (filed as an exhibit to the Registrant's Proxy Statement for the Annual Meeting of Shareholders held on June 16, 2004, and incorporated herein by reference).

        5.1 Opinion of Beth R. Jacobson, Esq. as to the legality of the Common Stock offered hereby.

       23.1           Consent of Beth R.  Jacobson,  Esq.  (included  as part of
                      Exhibit 5.1 hereto).

       23.2           Consent of PricewaterhouseCoopers LLP.


Item 9.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

                           (i)      To  include  any   prospectus   required  by
                                    Section 10(a)(3) of the Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Saddle River, State of New Jersey, on the 14th day of March, 2005.

                            PDI, INC.

                            By: /s/ Charles T. Saldarini
                               -------------------------------------------------
                               Name:  Charles T. Saldarini
                               Title:  Vice Chairman and Chief Executive Officer

         KNOWN ALL MEN BY THESE PRESENTS that each person whose signature to this registration statement appears below hereby constitutes and appoints Charles T. Saldarini and Bernard C. Boyle, or either of them, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on March 14, 2005.

Signature                                Title
---------                                -----

/s/ John P. Dugan                        Chairman of the Board of Directors
------------------------------------
   John P. Dugan

                                         Vice Chairman of the Board of Directors
/s/ Charles T. Saldarini                   and Chief Executive Officer
------------------------------------
   Charles T. Saldarini

                                         Chief Financial Officer and Treasurer
/s/ Bernard C. Boyle                       (principal accounting and financial
------------------------------------       officer)
   Bernard C. Boyle


/s/ John M. Pietruski                    Director
------------------------------------
   John M. Pietruski


/s/ Jan Martens Vecsi                    Director
------------------------------------
   Jan Martens Vecsi


/s/ Frank J. Ryan                        Director
------------------------------------
   Frank J. Ryan


/s/ Larry Ellberger                      Director
------------------------------------
   Larry Ellberger


/s/ Dr. Joseph T. Curti                  Director
------------------------------------
   Dr. Joseph T. Curti

  /s/ John C. Federspiel                 Director
------------------------------------
   John C. Federspiel

  /s/ Stephen J. Sullivan                Director
------------------------------------
   Stephen J. Sullivan